UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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Chatham Lodging Trust
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50 Cocoanut Row, Suite 211

Palm Beach, FL 33480

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 22, 2014

TO OUR SHAREHOLDERS:

The Annual Meeting of the Shareholders of Chatham Lodging Trust (the “Company”) will be held at the Brazilian Court Hotel at 301 Australian Avenue, Palm Beach, Florida 33480, on Thursday, May 22, 2014, at 9:00 a.m., for the following purposes:

1. To elect Class I trustees Miles Berger, Jack P. DeBoer, and Glen R. Gilbert to hold office for a three year term and until their respective successors shall have been duly elected and qualified;

2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for fiscal year 2014;

3. To hold an advisory vote on executive compensation as disclosed in these materials; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record at the close of business on April 1, 2014, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.

There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting. Please read it carefully, and vote. Your cooperation is appreciated, because a majority of the common shares must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

On or about April 20, 2014, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2014 Proxy Statement and Annual Report and vote online. Registered shareholders will be furnished a printed copy of the 2014 Proxy Statement and Annual Reports by mail.

BY ORDER OF THE BOARD OF TRUSTEES,

ERIC KENTOFF

Corporate Secretary

Palm Beach, Florida

April 20, 2014

We want your shares represented at the Annual Meeting regardless of the number of shares you hold. By following the instructions on the enclosed proxy card, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may do so at any time before the vote is finalized.

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

MAY 22, 2014

SOLICITATION AND REVOCATION OF PROXY

Proxies in the form furnished are solicited by the Board of Trustees of the Company to be voted at the Annual Meeting of shareholders to be held on May 22, 2014, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Dennis Craven and Eric Kentoff. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about April 20, 2014 to shareholders of record at the close of business on April 1, 2014.

All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Trustees unanimously recommends a vote:

1.	FOR the nominees for Trustee listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors; and

3.	FOR the approval, on an advisory non-binding basis, of the compensation of the Company’s named executive officers as disclosed in these materials.

In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.

Only shareholders of record at the close of business on April 1, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 26,427,203 common shares outstanding, which represent all of the voting securities of the Company. Each common share is entitled to one vote. Shareholders do not have cumulative voting rights in the election of Trustees.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 22, 2014. Our proxy statement is attached. Our financial and other information is contained in our Annual Report to Shareholders for the fiscal year ended December 31, 2013. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you specifically request the materials. This proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the U.S. Securities and Exchange Commission, are available at www.proxyvote.com. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials. In addition, the Notice of Internet Availability of Proxy Materials provides instructions on how shareholders may request to receive proxy materials for future Annual Meeting in printed or email form.

A majority of the common shares entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of the vote.

With respect to proposal 1, the election of Trustees, the affirmative vote of a plurality of the votes cast at the meeting is required to elect a trustee.

With respect to proposal 2, the ratification of the selection of the Company’s independent auditors, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

With respect to proposal 3, the advisory vote on executive compensation, the votes that shareholders cast “for” must exceed the votes that shareholders cast “against” to approve.

If your shares are held by a broker on your behalf (that is, in “street name”), and you do not instruct the broker as to how to vote these shares on proposals 1 or 3, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to proposal 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

PROPOSAL 1: ELECTION OF TRUSTEES

Introduction

On November 12, 2013, the Company, by resolution of its Board of Trustees, opted into Section 3-803 of the Maryland General Corporation Law (“MGCL”), effective on such date. Section 3-803 of the MGCL required the Board of Trustees to designate trustees to serve as Class I trustees, Class II trustees and Class III trustees. As required under the MGCL, the classes shall have the same number of trustees to the extent possible. At each annual meeting of shareholders, the term of one class expires. The Board of Trustees designated Class I trustees as Miles Berger, Jack P. DeBoer and Glen R. Gilbert, with terms expiring at the 2014 Annual Meeting of Shareholders; Class II trustees as C. Gerald Goldsmith, Rolf E. Ruhfus and Joel F. Zemans, with terms expiring at the 2015 Annual Meeting of Shareholders; and Class III trustees as Jeffrey H. Fisher, Thomas J. Crocker and Robert Perlmutter, with terms expiring at the 2016 Annual Meeting of Shareholders.

As stated in the Company’s press release announcing implementation of the classified board, the classified board is solely intended to protect value and is not intended to be a permanent feature of the Company’s corporate governance, and the Company has committed to take action within two years to declassify the Board.

Nominees for Class I Trustee

The term of the current Class I trustees, Miles Berger, Jack P. DeBoer, and Glen R. Gilbert, expires at the Annual Meeting. Each Class I trustee was elected to his current term at the 2013 Annual Meeting. The Governance Committee recommended for nomination, and the Board has nominated, Messrs. Berger, DeBoer, and Gilbert, to serve as Class I trustees for three-year terms expiring at the Company’s annual meeting in 2017 or until their successors are elected and qualified.

Unless a shareholder specifies otherwise, or does not return the enclosed proxy, each shareholder’s Common Shares represented by the enclosed proxy will be voted FOR the election of the Class I nominees to serve as trustees until the 2017 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve as a trustee for any reason, the persons named as proxies on the proxy card may vote for any substitute nominee proposed by the Board of Trustees.

The Board of Trustees unanimously recommends that you vote FOR each of the trustee nominees described in this Proposal 1.

The following table sets forth information with respect to the Class 1, Class II and Class III trustee nominees and each other trustee whose term of office will continue after the Annual Meeting.

Name	Age	Position	Trustee Class
Jeffrey H. Fisher	58	Chairman, President and Chief Executive Officer	Class III
Miles Berger	83	Trustee	Class I
Thomas J. Crocker	60	Trustee	Class III
Jack P. DeBoer	83	Trustee	Class I
Glen R. Gilbert	69	Trustee	Class I
C. Gerald Goldsmith	85	Trustee	Class II
Robert Perlmutter	52	Trustee	Class III
Rolf E. Ruhfus	69	Trustee	Class II
Joel F. Zemans	72	Trustee	Class II

NOMINEES FOR CLASS I TRUSTEES

(TERMS EXPIRING 2017)

Miles Berger

Mr. Berger has been engaged in real estate, banking and financial services since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisory services company. From 1969 to 1998, he served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm. Mr. Berger served for more than thirty years, until 2001, as Chairman of the Board of MidTown Bank and Trust Company of Chicago, served as Vice Chairman of Columbia National Bank Corp. from 1965-1995 and was Chairman of the Board of Berger Financial Services, a full-service real estate advisory and financial services company from 1950 to 2006. Mr. Berger has served on the Board of Trustees of Universal Health Realty Income Trust, a publicly traded health care REIT, since December 1998. Mr. Berger also serves on the Board of Directors of Medallion Bank and serves on the boards of numerous philanthropic organizations. Mr. Berger previously served on the Board of Trustees of Innkeepers USA Trust (“Innkeepers”) from September 1994 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Berger should serve as a trustee due to his extensive financial experience specific to the REIT industry.

Jack P. DeBoer

Mr. DeBoer is Chairman of Consolidated Holdings, Inc., a private investment company focusing on real estate development and management. Mr. DeBoer is also the Chairman of the Board and majority owner of Value Place LLC, owner of the franchise rights to the Value Place brand of hotels, which provides affordable extended-stay lodging. Mr. DeBoer served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. from its inception in 1995 until it was acquired in December 2003. From October 1993 to September 1995, Mr. DeBoer was self-employed and engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott in 1987. Mr. DeBoer previously served on the Board of Trustees of Innkeepers from November 1996 until Innkeepers’ sale in June 2007. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. DeBoer should serve as a trustee due to his extensive experience specific to the extended stay hotel industry.

Glen R. Gilbert

Mr. Gilbert was employed by BFC Financial Corporation, a publicly-traded savings bank and real estate holding company, from November 1980 through April 2011. During that period, Mr. Gilbert served in several senior management positions, including as Chief Financial Officer from May 1987 to April 2007 and as Executive Vice President from July 1997 to April 2007. Mr. Gilbert also served as Senior Executive Vice President for Levitt Corporation, a then publicly-traded home builder and real estate developer, from August 2004 to December 2005, after serving as its Chief Financial Officer and Executive Vice President from April 1997 to August 2004. Mr. Gilbert has also held various executive and chief financial officer positions for other entities related to BFC Financial Corporation. Mr. Gilbert was a certified public accountant from 1970 through 2008 and graduated from the University of Florida with a B.S.B.A. degree in accounting. Mr. Gilbert began his accounting career with KPMG LLP in 1970. The Board of Trustees, upon the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Gilbert should serve as a trustee due to his extensive financial experience specific to the audit function and corporate compliance.

CLASS II TRUSTEES

(TERMS EXPIRING 2015)

C. Gerald Goldsmith

Mr. Goldsmith has been an independent investor and financial advisor since 1976. He has served as a director of several banks and NYSE-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School. Mr. Goldsmith previously served on the Board of Trustees of Innkeepers from September 1994 until Innkeepers’ sale in June 2007.

Rolf E. Ruhfus

Mr. Ruhfus is Chairman and Chief Executive Officer of LodgeWorks Corporation, a hotel development and management company, which owns the Hotel Sierra and AVIA hotel brands. Mr. Ruhfus also serves as Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., a consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, an upscale extended-stay hotel chain, from its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (when it was acquired by Marriott International, Inc.). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe’s largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus was a German Air Force Lieutenant and received a bachelor’s degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School at the University of Pennsylvania in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of several European companies. Mr. Ruhfus previously served on the Board of Trustees of Innkeepers from July 1997 until Innkeepers’ sale in June 2007.

Joel F. Zemans

Mr. Zemans has been active in the ownership and operation of real estate and banks since 1969. From 1971 through 1976, he served as Executive Vice President (and through 1984 as a Director) of Chicago Properties Corporation, a real estate development company that specialized in the rehabilitation of multi-unit residential properties in Chicago. Between 1976 and 2001, Mr. Zemans served as Chief Executive Officer of de novo Mid Town Bancorp, Inc. and its three subsidiaries: Mid Town Bank and Trust Company of Chicago, Mid Town Development Corporation and Equitable Finance Corporation. Currently he serves on the Board of Directors of privately held Bright Electric Supply, and MBA Building Supplies. Mr. Zemans, who holds both a B.A. and an

M.B.A. from the University of Chicago, previously served on the Board of Trustees of Innkeepers USA (a NYSE-listed company) from November 2001 until Innkeepers’ sale in June 2007, and on the Board of Mid America Bank, a subsidiary of MAF Bancorp, Inc. (a NASDAQ-listed company) from 2001 to 2004.

CLASS III TRUSTEES

(TERMS EXPIRING 2016)

Jeffrey H. Fisher

Mr. Fisher is our Chairman of the Board, Chief Executive Officer and President. Mr. Fisher is also the majority shareholder of Island Hospitality Management Inc. (“IHM”), a firm he founded in 2007 that currently manages 80 hotels for hotel owners (including 51 hotels originally acquired by the Chatham/Cerberus joint venture from Innkeepers, as that term is hereinafter discussed) and 23 of our hotels. From 1994 to 2007, Mr. Fisher was chairman, chief executive officer and president of Innkeepers, a lodging REIT he founded and took public in 1994 and was also chairman and majority shareholder of Innkeepers Hospitality, a privately owned hotel management company. Mr. Fisher grew Innkeepers’ portfolio from seven hotels at the time of its initial public offering to 74 hotels at the time of its sale in June 2007 to an institutional investor at a total enterprise value of $1.5 billion. Between 1986 and 1994, he served as President and Chief Executive Officer of JF Hotel Management, Inc.

Mr. Fisher received a Bachelor of Science degree in Business Administration from Syracuse University in 1977, a Doctor of Jurisprudence degree from Nova Southeastern University in 1980, and a Masters of Law in Taxation from the University of Miami in 1981. He is a licensed attorney and practiced at Jones & Foster P.A. and Jeffrey H. Fisher P.A. for a total of five years prior to starting his career in the hospitality industry. Additionally, Mr. Fisher currently serves as a Board Member of Marriott’s The Residence Inn Association (TRIA).

Thomas J. Crocker

Mr. Crocker is Chief Executive Officer and principal investor of Crocker Partners, LLC, a privately-held real estate investment company, which is the general partner of a real estate private equity fund, Crocker Partners IV, L.P. Mr. Crocker was previously the Chief Executive Officer of CRT Properties, Inc. (formerly known as Koger Equity, Inc.), until its sale in September 2005. CRT Properties, Inc. was a NYSE listed REIT which owned or had interests in more than 137 office buildings, containing 11.7 million rentable square feet, primarily located in 25 suburban and urban office projects in 12 metropolitan areas in the Southeastern United States, Maryland and Texas. Prior to joining Koger Equity, Inc. in March 2000, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately-held REIT, which owned and operated approximately 6.2 million square feet in 133 office buildings located in six states in the Southeast, plus more than 125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., which was an office-based publicly-held REIT in the southeast U.S., from that company’s inception until June 1996, when it merged with Highwoods Properties, a publicly-held REIT. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.7 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker previously served on the Board of Trustees of Innkeepers from February 1997 until Innkeepers’ sale in June 2007.

Robert Perlmutter

Mr. Perlmutter is Executive Vice President of Leasing with The Macerich Company focusing on leasing and merchandising. He previously was the managing member and founder of Davis Street Land Company, LLC, a privately held firm focused on the development, management and ownership of upscale shopping centers, which owned a 3.0 million square foot mall portfolio prior to its sale of assets to General Growth Properties and Taubman Centers. From 1983 to 1988, Mr. Perlmutter worked as an investment analyst for Heitman Financial Services, Ltd. in its acquisitions and dispositions division. From 1988 to 1990, he served as President of Heitman Financial, in which capacity he was responsible for overseeing all of the company’s acquisitions, financings and dispositions. Mr. Perlmutter subsequently served as Chief Executive Officer of Chicago-based Heitman Retail Properties from 1990 to 1998, where he supervised overall operations and growth of its retail holdings from two retail properties to twenty directly managed malls and twenty-nine joint ventures in regional malls. From 1998 to 2001, he also served on the board of directors of Prime Retail Inc., a NYSE-listed outlet center company. He is a member of the International Council of Shopping Centers and a board member of the First Bank of Highland Park. Mr. Perlmutter received a Bachelor of Sciences degree in business administration, with a concentration in real estate, from the University of Colorado.

Biographical Information Regarding Executive Officers Who Are Not Trustees

Dennis M. Craven — Executive Vice President & Chief Financial Officer

Mr. Craven, age 42, is our Executive Vice President and Chief Financial Officer. He joined our company on September 9, 2010. Mr. Craven previously served as executive vice president and chief financial officer of Innkeepers from March 2006 until the acquisition of Innkeepers in June 2007. Following the acquisition, he continued to serve as chief financial officer of Innkeepers until August 2010. Prior to joining Innkeepers in 2006, Mr. Craven was a partner in Addison Capital Advisors, a venture capital firm based in Memphis, Tennessee, and served as senior vice president and chief accounting officer of Independent Bank in Memphis. Prior to that, he served as vice president and controller, and later vice president and chief accounting officer, of RFS Hotel Investors, Inc., a NYSE-listed hotel REIT. Prior to joining RFS, he was a senior manager with PricewaterhouseCoopers LLP in Memphis and London. Mr. Craven received a Bachelor of Accountancy from the University of Mississippi in 1993. He is a licensed Certified Public Accountant in the State of Mississippi.

Peter Willis — Executive Vice President & Chief Investment Officer

Mr. Willis, age 46, is our Executive Vice President & Chief Investment Officer. He joined our Company in October 2009 prior to our initial public offering. Mr. Willis has over 23 years of hotel acquisition experience. From 2001 to 2006, he served as Vice President of Acquisitions & Business Development for Innkeepers and oversaw over $500 million of investments in 18 hotels. From June 2006 to January 2009, Mr. Willis served as Senior Vice President at The Kor Group, a privately held, fully integrated real estate investment firm with a portfolio of over $2 billion in upscale hotel and resort investments, where he focused on U.S. and Caribbean acquisitions and third-party management contracts. While evaluating, negotiating and underwriting specific hotel investments and obtaining and negotiating management contract prospects, Mr. Willis also supported strategic acquisition and corporate planning efforts.

Mr. Willis also held positions with an industry-leading firm supporting the opening of luxury hotels. Establishing the organization’s first international operation in the Asia/Pacific region in 1994, he directed the repositioning and opening of properties throughout the region and in the United States. By 2001, Mr. Willis led overall strategic planning, business development and investor relations, as well as integrating acquisitions among the firm’s operating entities. Mr. Willis began as an analyst and asset manager of hotel, residential and commercial properties for Japanese investment firm JDC America in Tokyo and in the United States.

Mr. Willis received a Bachelor of Science in Business Administration from the University of Florida in 1989 and has completed professional programs at Cornell University’s Hotel School and Obirin University in Tokyo.

Trustee Independence

Our Corporate Governance Guidelines, which are available on our website at www.chathamlodgingtrust.com, require that a majority of our trustees be independent. Our Board of Trustees has adopted the categorical standards prescribed by the New York Stock Exchange (the “NYSE”) to assist the Board of Trustees in evaluating the independence of each trustee. The categorical standards describe various types of relationships that could potentially exist between a board member and our Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board of Trustees determines, taking into account all facts and circumstances, that no other material relationship between our Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board of Trustees will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•

a trustee who is, or who has been within the last three years, an employee of our Company, or whose immediate family member is, or has been within the last three years, an executive officer of the Company;

•

a trustee who has received, or who has an immediate family member serving as an executive officer who has received, during any twelve-month period within the last three years more than $120,000 in direct compensation from our Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service);

•

a trustee who is or whose immediate family member is a current partner of a firm that is our Company’s internal or external auditor; (ii) a trustee who is a current employee of such a firm; (iii) a trustee who has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (iv) a trustee who was or whose immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our Company’s audit within that time;

•

a trustee who is or has been within the last three years, or whose immediate family member is or has been within the last three years, employed as an executive officer of another company where any of our Company’s present executives at the same time serves or served on that company’s compensation committee; or

•

a trustee who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, our Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).

Under these criteria, our Board of Trustees has determined that the following members of our Board of Trustees are independent: Miles Berger, Thomas J. Crocker, Jack P. DeBoer, Glen R. Gilbert, C. Gerald Goldsmith, Robert Perlmutter, Rolf E. Ruhfus and Joel F. Zemans. We presently have nine trustees, including these eight independent trustees.

Committees of the Board

Our Board of Trustees has appointed an Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee, and has adopted charters for each of these committees which are available on our website at www.chathamlodgingtrust.com. Pursuant to these charters, the composition of each committee is required to comply with the listing standards and other rules and regulations of the NYSE, as amended or modified from time to time. Each of these committees is comprised exclusively of independent trustees, as defined by the listing standards of the NYSE then in effect. In 2013, the Audit Committee met five (5) times, the Compensation Committee met three (3) times, and the Nominating and Governance Committee met two (2) times.

Audit Committee

Our Audit Committee consists of Messrs. Gilbert (Chair), Berger and Zemans. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls.

Mr. Gilbert, an independent trustee, is the chair of our Audit Committee and is our audit committee financial expert as that term is defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

Compensation Committee

Our Compensation Committee consists of Messrs. Goldsmith (Chair), Berger and Zemans. The Compensation Committee determines compensation for our executive officers and trustees, administers our Equity Incentive Plan, produces an annual report on executive compensation for inclusion in our Annual Meeting proxy statement and publishes an annual committee report for our shareholders.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Crocker (Chair) and Goldsmith. The Nominating and Corporate Governance Committee is responsible for seeking, considering and recommending to the board qualified candidates for election as trustees and recommending a slate of nominees for election as trustees at the Annual Meeting. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for trustee nominees. As provided in our Corporate Governance Guidelines (which are available on our website at www.chathamlodgingtrust.com), the Committee annually reviews the board with respect to diversity, age and skills of its members. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and it annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the Board of Trustees’ performance as a whole and of the committees and individual trustees and reports thereon to the board. Shareholders may make recommendations of potential trustee nominees to the Nominating and Corporate Governance Committee, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. Such communications should include information both on the recommending shareholder and the recommended trustee nominee so the Nominating and Corporate Governance Committee may have adequate information to be recommended by our Board or our Nominating and Corporate Governance Committee.

Shareholder Advisory Resolutions

During our 2013 Annual Meeting of Shareholders, shareholders voted on an advisory, non-binding resolution to approve executive compensation (“Say On Pay”) with approximately 96.3% of shareholders voting at the 2013 Annual Meeting voting in favor of executive compensation. After the 2011 Annual Meeting, the Company announced its decision to hold the Say On Pay vote on an annual basis unless and until circumstances warrant a vote on a different timetable.

Code of Business Conduct

We have adopted a corporate code of ethics relating to the conduct of our business by our employees, officers and trustees. We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business, including those relating to doing business outside the U.S. Specifically, our code of ethics prohibits payments, directly or indirectly, to any foreign official seeking to influence such official or otherwise obtain an improper advantage for our business. A copy of the code of conduct may be obtained at no charge by sending a written request to the Corporate Secretary, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480. The code of conduct is available on our website at www.chathamlodgingtrust.com. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

Policy on Voting Regarding Trustees

We expect that our Board of Trustees will adopt a policy on voting regarding trustees soon after the Annual Meeting. A description of the policy on voting regarding trustees that we expect the Board of Trustees to adopt appears below.

We anticipate that the policy will require, at any meeting of shareholders at which members of the Board of Trustees are to be elected by the shareholders in an uncontested election, any nominee for trustee who receives a greater number of votes “withheld” from his or her election than votes “for” election will submit to the Board a written offer to resign from the Board of Trustees no later than two weeks after the certification of the voting results. An uncontested election is one in which the number of individuals who have been nominated for election as a trustee is equal to, or less than, the number of trustees to be elected.

The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days after the certification of the voting results, recommend to the Board of Trustees whether to accept or reject the resignation offer. In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors it deems relevant, which may include (i) any stated reason or reasons why shareholders cast “withheld” votes for the trustee, (ii) the qualifications of the trustee and (iii) whether the trustee’s resignation from the Board of Trustees would be in our best interest and the best interests of our shareholders. The Nominating and Corporate Governance Committee may also consider alternatives to acceptance or rejection of the resignation offer as the Nominating and Corporate Governance Committee members deem appropriate, which may include (i) continued service by the trustee until the next relevant meeting of shareholders, (ii) an undertaking to seek a replacement trustee, (iii) rejecting the resignation offer coupled with committing to seek to address the underlying cause or causes of the majority-withheld vote.

The Board of Trustees will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the voting results. The Board of Trustees will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and additional information, factors and alternatives the Board of Trustees deems relevant. The recommendation of the Nominating and Corporate Governance Committee will not be binding on the Board of Trustees.

Any trustee who offers to resign as provided above shall not participate in the Nominating and Corporate Governance Committee’s or the Board of Trustees’ consideration of whether to accept his or her resignation offer.

If a trustee’s resignation offer is accepted by the Board of Trustees, the Nominating and Corporate Governance Committee will recommend to the Board of Trustees whether to fill the vacancy created by such resignation or to reduce the number of trustees constituting the Board of Trustees. The Board of Trustees will determine the treatment of any compensation due or payable to the resigning trustee.

If a majority of the members of the Nominating and Corporate Governance Committee were required to offer their resignations as described above, the trustees whom the Board of Trustees has affirmatively determined to be independent in accordance with the applicable listing standards of the NYSE, and who were not required to offer their resignations, will appoint a special committee of the Board of Trustees to consider the resignation offers and whether to accept the resignation offers, as otherwise described above.

We expect that we will disclose publicly the Board of Trustees’ decision, the process by which the decision was made and, if applicable, the reasons for rejecting a resignation offer, in a Current Report on Form 8-K filed with the SEC.

Execution of the Company’s Business Plan

In 2013, the Company executed on its business plan through achieving industry leading operating results, generating attractive shareholder returns, and making key acquisitions while simultaneously reducing the

Company’s leverage to approximately 36%. The Company increased revenue per available room (“RevPAR”) by 4.7% and increased earnings before interest, taxes, depreciation and amortization (“EBITDA”) by 26% year-over-year compared to the year ended 2012 while also delivering total returns to shareholders of almost 40%. We acquired six hotels for approximately $230 million during 2013, five of which had an age of approximately three years old.

On February 5, 2013, the Company acquired the 197 room Courtyard by Marriott Houston ® Medical Center hotel in Houston, TX for $34.8 million (the “Houston CY Hotel”). The Company funded the acquisition with borrowings under its secured revolving credit facility.

On January 14, 2013, the Company completed a follow-on common share offering of 3,500,000 shares, generating gross proceeds of approximately $51.4 million and net proceeds of approximately $48.4 million. On January 31, 2013, the Company issued an additional 92,677 common shares pursuant to the exercise of the underwriters’ over-allotment option, generating gross proceeds of approximately $1.4 million and net proceeds of approximately $1.3 million. Proceeds from the January 2013 offering were used to repay borrowings under the Company’s secured revolving credit facility, including borrowings incurred in connection with the $28.0 million acquisition of the Hampton Inn Portland Downtown-Waterfront hotel in Portland, ME (the “Portland Hotel”) and the $34.8 million acquisition of the Courtyard by Marriott Houston Medical Center hotel in Houston, TX (the “Houston CY Hotel”).

On June 18, 2013, the Company completed a follow-on common share offering generating gross proceeds of $73.6 million and net proceeds of approximately $70.0 million. On June 28, 2013, the Company issued an additional 475,823 common shares pursuant to the exercise of the underwriters’ over-allotment option, generating gross proceeds of approximately $7.8 million and net proceeds of approximately $7.4 million. Proceeds from the June 2013 offering were used to repay borrowings under the Company’s secured revolving credit facility, including borrowings incurred in connection with the $40.0 million acquisition of the Hyatt Place Pittsburgh North Shore hotel in Pittsburgh, PA (the “Pittsburgh Hotel”) and the $15.2 million August 9, 2013 acquisition of the Hampton Inn and Suites by Hilton in Exeter, NH (the “Exeter Hotel”).

On September 30, 2013, the Company completed a follow-on common share offering generating gross proceeds of $59.6 million and net proceeds of approximately $56.8 million. On October 11, 2013, the Company issued an additional 487,500 common shares pursuant to the exercise of the underwriter’s over-allotment option, generating gross proceeds of approximately $8.9 million and net proceeds of approximately $8.5 million. Proceeds from the September 2013 offering were used to repay borrowings under the Company’s secured revolving credit facility, including borrowings incurred in connection with the $27.9 million acquisition of the Denver Tech Hilton Garden Inn hotel in Denver, CO (the “Denver Tech Hotel”) and to partially fund the $71.8 million purchase price for the acquisition of the Residence Inn Seattle Bellevue/Downtown in Bellevue, WA (the “Bellevue Hotel”).

Compensation Committee Interlocks and Insider Participation

None of the trustees serving on our Compensation Committee is or has ever been one of our officers or employees, nor have any of our trustees serving on our Compensation Committee entered into any transaction with us with a value in excess of $120,000. None of our executive officers, and no trustee serving on our Compensation Committee, serve as a member of the Board of Trustees (or board of directors) or Compensation Committee of any entity that has one or more executive officers serving on our Board of Trustees.

Trustee Compensation

Each of our independent trustees who does not serve as the chairman of one of our committees is paid a trustee’s fee of $75,000 per year. The trustees who serve as our lead trustee, Audit Committee chairman, Compensation Committee chairman and Nominating and Corporate Governance Committee chairman are paid an additional cash fee of $10,000, $10,000, $7,500 and $5,000, respectively. Trustees’ fees, excluding those trustees who do not serve as the lead trustee or chairman of one of our committees, are paid one-half in cash and one-half in our common shares, although each trustee may elect to receive up to all of his trustee fees in the form of our common shares. In January 2013, common share grants were made to each independent trustee for one-half of their 2012 annual fees for compensation. Trustees who are employees receive no additional compensation as trustees. In addition, we reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Trustees.

The following table sets forth information with respect to the compensation of our independent trustees as of December 31, 2013.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Share Awards ($)(3)	Total
Miles Berger	47,500	37,500	85,000
Thomas J. Crocker	42,500	37,500	80,000
Jack P. DeBoer	37,500	37,500	75,000
Glen R. Gilbert	47,500	37,500	85,000
C. Gerald Goldsmith	45,000	37,500	82,500
Robert Perlmutter	—	75,000	75,000
Rolf E. Ruhfus	37,500	37,500	75,000
Joel F. Zemans	37,500	37,500	75,000

(1)	Mr. Fisher, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and does not receive additional compensation for his service as a trustee. All of the compensation paid to Mr. Fisher for the services he provides to us is reflected in the Summary Compensation Table.
(2)	Reflects cash payments of $37,500 to each of our independent trustees as one-half of the trustee’s annual fee, except for Mr. Perlmutter who elected to receive his entire trustee fee in common shares, as well as additional cash fees of (i) $10,000 to our lead independent trustee (Mr. Berger), (ii) $10,000 to the chairman of our Audit Committee (Mr. Gilbert), (iii) $7,500 to the chairman of our Compensation Committee (Mr. Goldsmith) and (iv) $5,000 to the chairman of our Nominating and Corporate Governance Committee (Mr. Crocker).
(3)	Amounts reflect the full grant date fair value of restricted common shares or common shares granted during 2013, calculated in accordance with ASC 718. As part of our 2011 compensation plan, as amended and restated in 2013, we granted 2,504 common shares in January 2013 to each of our independent trustees as one-half of the trustee’s annual fee and 5,008 common shares to Mr. Perlmutter who elected to receive his entire trustee fee in common shares. Restricted shares are subject to vesting requirements. See “Trustee Compensation” above.

Narrative Disclosure to Trustee Compensation Table

Our compensation policies and practices for our independent trustees are described above under “Trustee Compensation”.

Shareholder Communications to the Board

Shareholders may contact an individual Trustee, the Board as a group, or a specified Board committee or group, including the non-employee Trustees as a group, at the following address: Corporate Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, FL 33480 Attn: Board of Trustees. The Company will receive and process communications before forwarding them to the addressee. Trustees generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance

During the Company’s last fiscal year, the Company’s Board of Trustees met eight (8) times. All but one member of the Board attended 75% or more of the Board meetings and meetings of the committees on which he served either in person or by conference call. Mr. Ruhfus attended five (5) of eight (8) board meetings in 2013. As set forth in our Corporate Governance Guidelines, Trustees are invited and encouraged to attend meetings of shareholders. Eight of our Trustees attended last year’s Annual Meeting in person and the remaining Trustee attended telephonically.

Leadership Structure and Risk Oversight

Management is responsible for the day-to-day management of risks we face. The Board of Trustees has overall responsibility for overseeing risk management with a focus on the more significant risks facing the Company. Our Audit Committee oversees risk policies and processes related to our financial statements, financial reporting processes and liquidity risks, our Nominating and Corporate Governance Committee oversees corporate governance risks and our Compensation Committee oversees risks relating to remuneration of our officers and employees. The Compensation Committee does not believe that the compensation programs which are in place give rise to any risk that is reasonably likely to have a material adverse effect on us.

At each quarterly meeting of the Audit Committee, a portion of the meeting is devoted to reviewing material credit risks, our loan portfolio, status of foreclosure and similar proceedings, status of the properties in our real estate portfolio and other matters which might have a material adverse impact on current or future operations, and, as required, the Audit Committee reviews risks arising from related party transactions. In addition, at each meeting of the Audit Committee, our Chief Financial Officer, as well as the independent accounting firm reviewing or auditing, as the case may be, our financial statements, reports to the committee with respect to compliance by our employees with our internal control policies in order to ascertain that no failures of a material nature have occurred. This process assists the Audit Committee in overseeing the risks related to our financial statements and the financial reporting process. At each meeting of the Board of Trustees, a portion of the meeting is dedicated to reviewing and discussing significant risk issues reviewed by the Audit Committee.

Mr. Fisher serves as both our Chairman and our Chief Executive Officer. Mr. Berger has been appointed lead independent trustee. We believe that it is in the best interests of our shareholders for Mr. Fisher to serve as our Chairman because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We also believe that appointing an independent trustee to preside over executive sessions of the Board and providing the opportunity for all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on our Board of Trustees. As lead independent trustee, Mr. Berger presides at all meetings of the Board of Trustees at which the Chairman of the Board is not present, has the authority to call meetings of the independent trustees and has such other duties as the Board of Trustees may determine from time to time.

The Board of Trustees takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers who are responsible for the Company’s day-to-day risk management practices will present to the Board of Trustees a comprehensive report on the material risks to the Company, including credit risk, liquidity risk and operational risk. At that time, the management team will also review with the Board of Trustees the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board of Trustees may delegate specific risk management tasks to management or a committee. Throughout the year, management monitors the Company’s risk profile and, on a regular basis, updates the Board of Trustees as new material risks are identified or the aspects of a risk previously presented to the Board of Trustees materially change. The Audit Committee also actively monitors risks to the Company throughout the year, and with the aid of management, identifies any additional risks that need to be elevated for the full Board’s consideration.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of common shares as of February 1, 2014 by (i) each of our trustees, (ii) each of our executive officers, (iii) each holder of 5% or more of our common shares and (iv) all of our trustees and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as restricted common shares that are scheduled to vest within 60 days).

Unless otherwise indicated, the address of each named person is 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. No shares beneficially owned by any executive officer or trustee have been pledged as security.

Name of beneficial owner	Common Shares Beneficially Owned(1)		Percent of Class
Opus Capital Group	1,458,061	(2)	5.55%
V3 Realty Partners, L.P.	1,454,375	(3)	5.55%
Forward Management, LLC	1,407,384	(4)	5.33%
BlueMountain Capital Management	1,262,500	(5)	4.79%
HG Vora Special Opportunities Master Fund, Ltd.	1,262,500	(6)	4.79%
Jeffrey H. Fisher	648,270	(7)	2.46%
Dennis M. Craven	54,404	(8)	*
Peter Willis	46,810	(9)	*
Robert Perlmutter	23,646		*
Miles Berger	20,304		*
Joel F. Zemans	19,304		*
Jack P. DeBoer	17,804		*
C. Gerald Goldsmith	9,342		*
Glen R. Gilbert	14,304		*
Rolf E. Ruhfus	14,304		*
Thomas J. Crocker	14,304		*

All executive officers and trustees as a group	882,796		3.35%

*	Represents less than 1% of our common shares outstanding.
(1)

The number of common shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of common shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G. The number of common shares held by our trustees and executive officers, and all of the percentages shown in this table, are calculated as of February 1, 2014 based on 26,427,203 shares outstanding.

(2)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 31, 2014 by Opus Capital Group LLC (“Opus Capital”). Opus Capital has sole voting power over 869,260 shares, shared voting power over no shares, sole dispositive power over 1,458,061 shares, and shared dispositive power over no shares. Opus Capital has its principal business office at: 221 East Fourth Street, Ste 2700, Cincinnati, OH 45202.

(3)	The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 13, 2014 by V3 Realty Partners, L.P., a

Delaware limited partnership, V3 Trading Vehicle, L.P. a Cayman Islands exempted limited partnership, V3 Capital Advisors, LLC, a Delaware limited liability company, V3 Capital Management, L.P., a Delaware limited partnership, and Charles Fitzgerald, an individual (together, “V3”), reporting ownership of these shares as of December 31, 2013. V3 has sole voting power over no shares, shared voting power over 1,454,375 shares, sole dispositive power over no shares, and shared dispositive power over 1,454,375 shares. V3 has its principal business office at: 400 Park Avenue New York, NY 10022.
(4)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13G/A filed with the SEC on February 6, 2013 by Forward Management, LLC, a Delaware limited liability company and Forward Select Income Fund, or Forward, reporting ownership of these shares as of December 31, 2012. Forward has sole voting power over 922,507 shares, shared voting power over no shares, sole dispositive power over 922,507 shares and shared dispositive power over no shares. Forward has its principal business office at: 101 California Street, Ste 1600, San Francisco, CA 94111.

(5)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13D/A filed with the SEC on December 12, 2013 by BlueMountain Capital Management LLC (“BlueMountain”), a Delaware limited liability company, and affiliates reporting ownership of these shares as of December 11, 2013. BlueMountain has sole voting power over no shares, shared voting power over 1,262,500 shares, sole dispositive power over no shares, and shared dispositive power over 1,262,500 shares. BlueMountain has its principal business office at: 280 Park Avenue, 5th Floor East, New York, New York 10017.

(6)

The number of common shares in the table above and the information in this footnote are based on a statement on Schedule 13D/A filed with the SEC on December 12, 2013 by HG Vora Special Opportunities Master Fund, Ltd., a Cayman Islands exempted company, HG Vora Capital Management LLC, a Delaware limited liability company, and Parag Vora, an individual (together, “HG Vora”), reporting ownership of these shares as of December 11, 2013. HG Vora has sole voting power over 1,262,500 shares, shared voting power over 1,262,500 shares, sole dispositive power over 1,262,500 shares, and shared dispositive power over 1,262,500 shares. HG Vora has its principal business office at: 870 Seventh Avenue, 2nd Floor, New York, New York 10019.

(7)

This amount includes 100 common shares owned by Jeffrey Fisher Marital Trust. Mr. Fisher disclaims beneficial ownership of those shares. This amount does not include 198,940 long-term incentive plan (“LTIP”) units held by Mr. Fisher.

(8)	This amount does not include 26,250 LTIP units held by Mr. Craven.
(9)	This amount does not include 32,585 LTIP units held by Mr. Willis.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We pay base salaries and annual bonuses and make grants of awards under our Equity Incentive Plan to certain of our officers. Awards under our Equity Incentive Plan are granted to provide performance and retention incentives to these individuals based on factors such as the desire to retain such officers’ services over the long-term, aligning such officers’ interest with those of our shareholders, incentivizing such officers over the near-, medium- and long-term, and rewarding such officers for exceptional performance. In addition, our Compensation Committee may determine to make awards to new executive officers to help attract them to our company.

Our compensation program for our named executive officers, Messrs. Fisher, Willis and Craven, consists of four key elements:

•	Cash compensation, in the form of base salaries and annual cash bonus awards;

•	Long-term incentives, in the form of restricted share awards and awards of long-term incentive plan (“LTIP”) units that vest over time;

•	Health and welfare benefits; and

•	Severance arrangements under the executives’ employment agreements.

Elements of Named Executive Officer Compensation

Annual base salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In evaluating base salaries for our named executive officers in any subsequent year, including for 2014, the Compensation Committee considers each executive’s role and responsibility, unique skills, future potential with our company, salary levels for similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant. For 2013 and 2014, the Compensation Committee engaged an independent compensation consultant, FTI Consulting (the “Compensation Consultant”), to prepare a report recommending compensation levels as compared with (1) a peer group of thirteen (13) companies, primarily hotel REITs whose equity market capitalization were similar to the Company’s and (2) a specialized peer group comprised of five (5) companies that went public at approximately the same time as the Company. Messrs. Fisher, Willis and Craven received annual base salaries for 2013 of $450,000, $315,000 and $315,000, respectively. Based on the recommendations of the Compensation Consultant and the successful execution of the Company’s business plan, the Compensation Committee recommended, and the full Board approved, increased 2014 annual base salaries for Messrs. Fisher, Willis and Craven of $500,000, $335,000, and $335,000, respectively. Furthermore, at our 2013 Annual Meeting, our shareholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation. This advisory vote was approved by 96% of shares voted and supported the Compensation Committee’s decisions with respect to 2012 and 2013 executive compensation. The companies in each peer group are:

Executive Compensation Peer Group

	Ticker Symbol	Implied Equity Market Capitalization (as of December 5, 2013)(1)
Ashford Hospitality Trust	AHT	$803.4 million
Chesapeake Lodging Trust	CHSP	$1.17 billion
Choice Hotels International Inc.	CHH	$2.74 billion
Diamondrock Hospitality Company	DRH	$2.17 billion
Felcor Lodging Trust Inc.	FCH	$884.4 million
Hersha Hospitality Trust	HT	$1.19 billion
LaSalle Hotel Properties	LHO	$3.15 billion
Pebblebrook Hotel Trust	PEB	$1.92 billion
RLJ Lodging Trust	RLJ	$2.87 billion
Ryman Hospitality Properties Inc.	RHP	$2.09 billion
Strategic Hotels and Resorts, Inc.	BEE	$1.83 billion
Summit Hotel Properties, Inc.	INN	$750.9 million
Sunstone Hotel Investors, Inc.	SHO	$2.36 billion

(1)	Includes outstanding common shares and units of limited partnership interest in Chatham Lodging, L.P., our operating partnership.

Annual cash bonus. Annual cash bonuses are designed to provide incentives to our named executive officers at a variable level of compensation based on such individual’s performance. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Each year, our annual cash bonus plan will be designed to reward the achievement of specific, pre-established financial and operational objectives. For 2013, the Compensation Committee recommended, and the Board approved, annual cash bonuses for Messrs. Fisher, Willis and Craven of $900,000, $315,000 and $315,000, respectively.

Restricted Share and LTIP Unit Awards. We have provided, and expect to provide in the future, awards pursuant to our Equity Incentive Plan. We made grants of time-based restricted shares to each of Messrs. Fisher and Willis of 15,650 shares and 10,450 shares, respectively, upon completion of our IPO in April 2010. The number of shares granted, and the type of award made, were determined by Messrs. Fisher and Willis, with the recommendation of the Compensation Consultant, prior to completion of our IPO while they served as our sole officers and Mr. Fisher was our sole trustee, and were subsequently ratified by our Compensation Committee following the completion of our IPO. We also made a grant of 10,450 time-based restricted shares to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. Each restricted share award vests in substantially equal installments on each of the first, second and third anniversaries of the grant date.

In 2012, the Compensation Committee approved the grants of non-performance based shares of 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. The 2012 awards also included performance based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven (those amounts have been discounted for accounting purposes to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest).

In 2013, the Compensation Committee approved the grants of non-performance based shares of 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. The 2013 awards also included performance based awards valued at $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven. The 2013 award amounts related to the performance based rewards are stated on a non-discounted basis though they actually have been discounted for accounting purposes to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest.

We made grants of time-based LTIP units to each of Messrs. Fisher and Willis of 198,940 LTIP units and 32,585 LTIP units, respectively, upon completion of our IPO in April 2010. The number of LTIP units granted, and the type of award made, were determined by Messrs. Fisher and Willis, with the recommendation of the Compensation Consultant, prior to completion of our IPO while they served as our sole officers and Mr. Fisher was our sole trustee, and were subsequently ratified by our Compensation Committee following the completion of our IPO. We also made a grant of 26,250 time-based LTIP units to Mr. Craven in connection with the commencement of his employment in September 2010, which was approved by our Compensation Committee at the time of his appointment. Each LTIP unit award vests in substantially equal installments on each of the first through fifth anniversaries of the grant date.

The time-based restricted share awards were designed to foster equity ownership by our named executive officers in our company and to align their interests with the long-term interests of our shareholders while also attracting and retaining key talent. The performance based awards and the LTIP unit awards are tied to the performance of our company and were designed to provide these key executives, who are primarily responsible for our growth and operations, with incentives to focus on long-term goals and enhancing shareholder value.

In determining future awards under our Equity Incentive Plan, our Compensation Committee will take into account, among other things, the Company’s overall financial performance, the contributions of each of our named executive officers, the long-term equity incentive compensation of officers in similar positions at peer companies, internal pay equity and such other factors as the Compensation Committee may determine to be relevant.

For 2013, the Compensation Consultant recommended awarding the Company’s named executive officers with a balanced equity compensation grant of (1) fifty percent (50%) of the award in the form of performance-based restricted shares that would vest ratably over a three (3) year performance period conditioned upon the Company achieving a total return to shareholders of eight percent (8%) per year and (2) fifty percent (50%) of the award in the form of time-based restricted shares that vest ratably over a three (3) year period. Based upon the Compensation Consultant’s recommendations, the Compensation Committee approved 2013 restricted aggregate (i.e. performance-based and time-based) share awards for Messrs. Fisher, Willis and Craven of $1,000,000, $300,000, and $350,000, respectively.

Retirement savings opportunities. We have established and plan to maintain a retirement savings plan under section 401(k) of the Code. All eligible employees are able to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan, which allows such employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) Plan. Our 401(k) Plan is intended to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. We match employees’ annual contributions, within prescribed limits, dollar for dollar up to 3% of each employee’s compensation contributed and 50% of each employee’s contributions above such 3% threshold, up to 5% of such employee’s compensation. The employee matching contributions vest immediately to the employee.

Health and welfare benefits. We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits. The plans under which these benefits are offered do not discriminate in scope, terms or operation in favor of officers and trustees and are available to all full-time employees.

Post-termination pay. As described more fully under “Employment Arrangements” and “Potential Payments upon Termination or Change in Control” below, we have entered into employment agreements with each of our named executive officers that provide the officers with compensation if they are terminated without “cause,” they leave the Company with “good reason” (each as defined in the applicable employment agreement) or their employment terminates in certain circumstances following a change in control. We believe these common protections promote our ability to attract and retain management and assure us that our executive officers will continue to be dedicated and available to provide objective advice and counsel notwithstanding the possibility, threat or occurrence of a change in their circumstances or in the control of our company.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Trustees that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee
Gerry Goldsmith (Chairman) Miles Berger Joel Zemans

Summary Compensation Table

Name and principal position	Year	Base Salary	Bonus(1)	Share Awards(2)(3)		Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jeffrey H. Fisher	2013	$450,000	$900,000		$917,500					$2,267,500
Chairman, President & Chief Executive Officer	2012	$400,000	$575,000		$688,125					$1,663,125
	2011	$300,000	$550,000	$		—	—	—	—	$850,000

Peter Willis	2013	$315,000	$315,000		$275,250					$905,250
Executive Vice President & Chief Investment Officer	2012	$300,000	$250,000		$229,375					$779,375
	2011	$285,000	$200,000	$		—	—	—	—	$485,000

Dennis M. Craven	2013	$315,000	$315,000		$321,125					$951,125
Executive Vice President & Chief Financial Officer	2012	$300,000	$250,000		$275,500					$825,500
	2011	$285,000	$200,000	$		—	—	—	—	$485,000

(1)

Any bonus awards are determined at the sole discretion of our Compensation Committee and our Board of Trustees based on our implementation of our business plan and such other factors as the Compensation Committee and the Board may deem appropriate.

(2)

Reflects restricted share awards in 2012 and 2013 to Messrs. Fisher, Willis and Craven with half of the award to be payable in restricted shares and half of the award to be paid in the form of performance-based restricted shares. For the 2012 grants, which were awarded in February 2013, the non-performance based shares were granted 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven. The 2012 awards also included performance based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. For the 2013 grants, which were awarded in January 2014, the non-performance based shares were granted 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven. The 2013 awards also included performance based awards valued at $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven, however, those amounts have been discounted by 16.5% above to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest. All restricted share awards vest ratably over the first three anniversaries of the date of grant. Amounts in this column represent the aggregate grant date fair value of the restricted share awards. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

(3)

Amounts also account for the grant of LTIP units to Messrs. Fisher, Willis, and Craven under our Equity Incentive Plan. Messrs. Fisher and Willis were awarded 198,940 and 32,585, respectively, upon completion of the IPO in April 2010. Mr. Craven was awarded 26,250 LTIP Units upon commencement of employment in September 2010. All LTIP unit awards vest ratably over the first five anniversaries of the date of grant. For purposes of this table and the pro forma financial information of Chatham Lodging Trust beginning on page F-3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, we estimated, under the principles of GAAP, that the discounted values of the LTIP unit awards are $3,019,909 to Mr. Fisher, $494,640 to Mr. Willis, and $398,475 to Mr. Craven. The compensation reported in the table related to the LTIP grants reflects the aggregate grant date fair value of the LTIP units, calculated in accordance with ASC Topic 718. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other partnership common units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this grant.

Grants of Plan-Based Awards

The following table sets forth information with respect to plan-based awards granted in 2013 to the Named Executive Officers. The dollar amounts indicated under “Grant Date Fair Value” is the full fair value of each restricted share award computed in accordance with FASB ASC Topic 718, which, with respect to the value of performance-based restricted share awards, is based on the probable outcome of the performance conditions as of the grant date of the award.

Name	Grant Date	All Other Share Awards or Units(1)		Grant Date Fair Value
Jeffrey H. Fisher	January 29, 2013	23,555	(2)	$376,644	(4)
	January 29, 2013	23,555	(3)	$314,498	(5)
Peter Willis	January 29, 2013	7,852	(2)	$125,553	(4)
	January 29, 2013	7,852	(3)	$104,837	(5)
Dennis M. Craven	January 29, 2013	9,422	(2)	$150,658	(4)
	January 29, 2013	9,422	(3)	$125,799	(5)

(1)

Reflects restricted share awards in 2013 to Messrs. Fisher, Willis and Craven pursuant to our Equity Incentive Plan with half of the award to be payable in time-based restricted shares and half of the award to be paid in the form of performance-based restricted shares based on the attainment of certain performance conditions All 2013 restricted share awards vest ratably over the first three anniversaries of the date of grant. Amounts in this column represent the aggregate grant date fair value of the restricted share awards. Amounts were calculated in accordance with Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or ASC Topic 718.

(2)	The 2013 time-based awards were made to the Named Executive Officers valued as follows: 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven.
(3)

The 2013 performance-based awards were made to the Named Executive Officers valued as follows: $500,000 to Mr. Fisher, $150,000 to Mr. Willis, and $175,000 to Mr. Craven. The grant date fair value, however, has been discounted by 16.5% to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest.

(4)

The grant date fair value of the time-based restricted share awards was calculated in accordance with ASC Topic 718 based on a the closing share price of $15.99 on January 28, 2013. To determine the discounted value of the LTIP unit awards, we considered the inherent uncertainty that the LTIP units will reach parity with the other common partnership common units, appropriateness of discounts for illiquidity, expectations for future dividends and various other data available to us as of the date of this grant.

(5)

The grant date fair value of the performance-based restricted share awards was calculated in accordance with ASC Topic 718 based on a the closing share price of $15.99 on January 28, 2013, and has been discounted by 16.5% to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by the named executive officers as of December 31, 2013.

Name	Number of Shares or Units That Have Not Vested		Market Value of Shares That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Restricted Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Other Rights That Have Not Vested (Unearned Performance-Based Restricted Shares)
Jeffrey H. Fisher	79,576	(1)	$1,627,329	—	—
	88,027	(2)	$1,800,152	—	—
Peter Willis	13,034	(1)	$266,545	—	—
	29,342	(2)	$600,044	—	—
Dennis M. Craven	10,500	(1)	$214,725	—	—
	35,210	(2)	$720,045	—	—

(1)

Reflects the grant of LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven.

(2)

Reflects 2011 restricted common share grants, issued on February 23, 2012, which vest ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015 and 2012 share grants, issued on January 29, 2013, which vest ratably on each of the first three anniversaries of the date of grant: January 29, 2014, January 29, 2015, and January 29, 2016.

(3)

Unless and until LTIP units reach parity with common shares, the value of LTIP units can only be estimated. However, for purposes of calculating the market value of LTIP units and restricted common shares that have not vested, the market value per unvested LTIP unit and restricted common share is assumed to be $20.45, the closing market price per common share at the end of the last completed fiscal year, December 31, 2013. This table further assumes that the LTIP units had reached parity with our common shares on December 31, 2013. However, as of December 31, 2013, the LTIP units for Messrs. Fisher and Willis had not reached parity with our common shares. This table further assumes that conditions will be met so that performance based shares will be granted and thus are valued at $20.45 as well.

Option Exercises and Shares Vested

The following table summarizes vesting of common shares and LTIP units applicable to our named executive officers during the year ended December 31, 2013. No options vested and none of the named executive officers exercised any options during 2013.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Jeffrey H. Fisher	39,708	(1)	$—
	25,674	(2)	$525,033
Peter Willis	6,517	(1)	$—
	10,303	(2)	$210,696
Dennis M. Craven	5,250	(1)	$107,363
	11,667	(2)	$238,590

(1)

Reflects the annual vesting of one-fifth of the LTIP unit awards to the executive under our Equity Incentive Plan upon completion of our IPO or, in the case of Mr. Craven, in connection with the commencement of his employment. The awards of LTIP units vest ratably on each of the first five anniversaries of the date of grant: April 23, 2011, April 23, 2012, April 23, 2013, April 23, 2014 and April 23, 2015, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012, September 9, 2013, September 9, 2014 and September 9, 2015, in the case of Mr. Craven. As of December 31, 2013, the LTIP units for Messrs. Fisher and Willis had not reached parity with our common shares but the LTIP units for Mr. Craven reached parity during 2013 and thus a market value of $20.45 per LTIP unit was assumed in the above.
(2)

Reflects the annual vesting of one-third of the restricted common shares issued to the executive pursuant to our Equity Incentive Plan following the first meeting of our Board of Trustees after completion of our IPO or, in the case of Mr. Craven, at the time of commencement of his employment. The awards of restricted common shares vest ratably on each of the first three anniversaries of the date of grant: May 20, 2011, May 20, 2012 and May 20, 2013, in the case of Messrs. Fisher and Willis; and on September 9, 2011, September 9, 2012 and September 9, 2013, in the case of Mr. Craven. Also reflects 2011 restricted common share grants, issued on February 23, 2012, which vest ratably on each of the first three anniversaries of the date of grant: February 23, 2013, February 23, 2014, and February 23, 2015. For purposes of calculating the market value of restricted common shares that have vested, the market value per vested restricted common share is assumed to be $20.45, the closing market price per common share at the end of the last completed fiscal year, December 31, 2013.

Equity Incentive Plan

Prior to the completion of our IPO, our Board of Trustees adopted, and our sole shareholder at the time approved, our Equity Incentive Plan to attract and retain independent trustees, executive officers and other key employees and service providers, including officers and employees of our affiliates. The Equity Incentive Plan was amended and restated and approved by our shareholders on May 17, 2013. The Equity Incentive Plan provides for the grant of options to purchase common shares, share awards, share appreciation rights, performance units and other equity-based awards.

Administration of the Equity Incentive Plan

The Equity Incentive Plan is administered by our Compensation Committee, which is authorized to approve all terms of awards under the Equity Incentive Plan. Our Compensation Committee may also approve who receives grants under the Equity Incentive Plan and the number of common shares subject to the grant.

Eligibility

All of our employees and employees of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Equity Incentive Plan. In addition, our independent trustees and individuals who perform services for us and our subsidiaries and affiliates, including employees of our operating partnership, may receive grants under the Equity Incentive Plan.

Share Authorization

The aggregate number of common shares that may be issued under the Equity Incentive Plan is 3,000,000. In connection with share splits, dividends, recapitalizations and certain other events, our board will make adjustments that it deems appropriate in the aggregate number of common shares that may be issued under the Equity Incentive Plan and the terms of outstanding awards.

If any options or share appreciation rights terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or if any share awards, performance units or other equity-based awards are forfeited, the common shares subject to such awards will again be available for purposes of the Equity Incentive Plan.

Options

The Equity Incentive Plan authorizes our Compensation Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive share options. The exercise price of each option will be determined by the Compensation Committee, provided that the price cannot be less than 100% of the fair market value of the common shares on the date on which the option is granted (or 110% of the shares’ fair market value on the grant date in the case of an incentive share option granted to an individual who is a “ten percent shareholder” under Sections 422 and 424 of the Code). The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of common shares (or attestation of ownership of common shares) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive share option granted to a “ten percent shareholder”).

Share Awards

The Equity Incentive Plan also provides for the grant of share awards. A share award is an award of common shares that may be subject to restrictions on transferability and other restrictions as our Compensation Committee determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as our Compensation Committee may determine. A participant who receives a share award will have all of the rights of a shareholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. During the period, if any, when share awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her share awards, (ii) the Company will retain custody of the certificates and (iii) a participant must deliver a share power to the company for each share award.

At the first meeting of our Board of Trustees following the completion of our IPO, our Compensation Committee approved the grant of an aggregate of 36,550 restricted shares to Mr. Fisher, Mr. Willis and Mr. Julio Morales, our former chief financial officer. Mr. Craven was granted 10,450 restricted shares at the commencement of his employment on September 9, 2010. All of these restricted share awards vested ratably on the first three anniversaries of the date of grant other than Mr. Morales’s, of which 7,200 shares vested upon termination of his employment and the rest of which were forfeited. In February 2012, the Compensation Committee approved the grants of non-performance based shares of 30,688 to Mr. Fisher, 10,229 to Mr. Willis and 12,275 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant. The 2012 awards also included performance based awards valued at $375,000 to Mr. Fisher, $125,000 to Mr. Willis, and $150,000 to Mr. Craven (those amounts have been discounted for accounting purposes to reflect the inherent risk of not attaining the necessary performance objectives for the shares to vest). In January 2013, the Compensation Committee approved. For the 2013 grants, which were awarded in January 2013, the non-performance based shares were granted 23,555 to Mr. Fisher, 7,852 to Mr. Willis and 9,422 to Mr. Craven, all of which will vest ratably on the first three anniversaries of the date of grant.

Share Appreciation Rights

The Equity Incentive Plan authorizes our Compensation Committee to grant share appreciation rights that provide the recipient with the right to receive, upon exercise of the share appreciation right, cash, common shares or a combination of the two. The amount that the recipient will receive upon exercise of the share appreciation right generally will equal the excess of the fair market value of the common shares on the date of exercise over the shares’ fair market value on the date of grant. Share appreciation rights will become exercisable in accordance with terms determined by our Compensation Committee. Share appreciation rights may be granted in tandem with an option grant or as independents grants. The term of a share appreciation right cannot exceed ten years from the date of grant or five years in the case of a share appreciation right granted in tandem with an incentive share option awarded to a “ten percent shareholder.”

Performance Units

The Equity Incentive Plan also authorizes our Compensation Committee to grant performance units. Performance units represent the participant’s right to receive an amount, based on the value of the common shares, if performance goals established by the Compensation Committee are met. Our Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant’s performance or such other criteria determined by the Compensation Committee. If the performance goals are met, performance units will be paid in cash, our common shares or a combination thereof.

Other Equity-Based Awards

Our Compensation Committee may grant other types of share-based awards as other equity-based awards under the Equity Incentive Plan, including Long-Term Incentive Plan, or LTIP, units. Other equity-based awards are payable in cash, our common shares or other equity, or a combination thereof, determined by the Compensation Committee. The terms and conditions of other equity-based awards are determined by the Compensation Committee.

LTIP units are a special class of partnership interests in our operating partnership. Each LTIP unit awarded is deemed equivalent to an award of one common share under the Equity Incentive Plan, reducing availability for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to our employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether vested or not, receive the same quarterly per unit profit distributions as units of our operating partnership, which profit distribution per LTIP unit will generally equal per share dividends on our common shares. This treatment with respect to quarterly distributions is similar to the treatment of our restricted share awards, which generally receive full dividends whether vested or not. Initially, LTIP units do not have full parity with operating partnership common units with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership common unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the other holders of operating partnership common units, the LTIP units will achieve full parity with operating partnership common units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership common units at any time, and thereafter will have all the rights of operating partnership common units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that an executive officer will realize for a given number of vested LTIP units will be less than the value of an equal number of our common shares.

Upon completion of our IPO, our operating partnership issued an aggregate of 246,960 LTIP units to certain of our officers. The 15,435 LTIP units granted to Mr. Morales at the completion of our IPO were forfeited upon termination of his employment. On September 9, 2010, our operating partnership granted 26,250 LTIP units to Mr. Craven in connection with the commencement of his employment with our company. The LTIP units granted to Messrs. Fisher, Willis and Craven will vest ratably over the first five anniversaries of the date of grant.

Dividend Equivalents

Our Compensation Committee may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they will be deemed to have been invested in common shares) and may be payable in cash, common shares or a combination of the two. Our Compensation Committee will determine the terms of any dividend equivalents.

Change in Control

If we experience a change in control, the Compensation Committee may, at its discretion, provide that all outstanding options, share appreciation rights, share awards, performance units, or other equity based awards that are not exercised prior to the change in control will be assumed by the surviving entity, or will be replaced by a comparable substitute award of substantially equal value granted by the surviving entity. The Compensation Committee may also provide that (i) all outstanding options and share appreciation rights will be fully exercisable on the change in control, (ii) restrictions and conditions on outstanding share awards will lapse upon the change in control and (iii) performance units or other equity-based awards will become earned in their entirety. The Compensation Committee may also provide that participants must surrender their outstanding options and share appreciation rights, share awards, performance units, and other equity based awards in exchange for a payment, in cash or our common shares or other securities or consideration received by shareholders in the change in control transaction, equal to the value received by shareholders in the change in control transaction (or, in the case of options and share appreciation rights, the amount by which that per share transaction value exceeds the per share exercise price).

In summary, a change of control under the Equity Incentive Plan occurs if:

•

a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, more than 50% of the total combined voting power of our outstanding securities or common shares;

•

we merge into another entity unless the holders of our voting shares immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

•	we sell or dispose of all or substantially all of our assets;

•	we are liquidated or dissolved; or

•

during any period of two consecutive years individuals who, at the beginning of such period, constitute our Board of Trustees together with any new trustees (other than individuals who become trustees in connection with certain transactions or election contests) cease for any reason to constitute a majority of our Board of Trustees.

Amendment; Termination

Our Board of Trustees may amend or terminate the Equity Incentive Plan at any time, provided that no amendment may adversely impair the benefits of participants with outstanding awards. Our shareholders must approve any amendment if such approval is required under applicable law or stock exchange requirements. Our shareholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plan, materially increases the aggregate number of common shares that may be issued under the Equity Incentive Plan or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plan. Unless terminated sooner by our Board of Trustees or extended with shareholder approval, the Equity Incentive Plan will terminate on the day before the tenth anniversary of the date our Board of Trustees adopted the Equity Incentive Plan.

Employment Arrangements

Jeffrey H. Fisher. Our employment agreement with Mr. Fisher, which we entered into in April 2010, had an initial term of three years and has renewed, and will continue to be renewed, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Fisher’s annual base salary was $450,000 for 2013, subject to increase in the discretion of the Board or its Compensation Committee. For 2014, the Compensation Committee ratified an increased annual base salary to $500,000.

Under his employment agreement, Mr. Fisher is eligible to earn an annual cash bonus at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Fisher’s employment agreement entitles him to customary fringe benefits, including vacation and the right to participate in any other benefits or plans in which other executive-level employees participate (including but not limited to retirement, pension, profit-sharing, insurance (including life insurance) or hospital plans).

Mr. Fisher’s employment agreement provides for certain payments in the event that his employment ends upon termination by us for “cause,” his resignation without “good reason” (as defined below), his death or disability or any reason other than a termination by us without “cause” or his resignation with “good reason.” The agreement defines “cause” as (1) a failure to perform a material duty or a material breach of an obligation set forth in Mr. Fisher’s employment agreement or a breach of a material and written policy other than by reason of mental or physical illness or injury, (2) a breach of Mr. Fisher’s fiduciary duties, (3) conduct that demonstrably and materially injures us monetarily or otherwise or (4) a conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude or fraud or dishonesty involving our assets, and that in each case is not cured, to the Board’s reasonable satisfaction, within 30 days after written notice. In any such event, Mr. Fisher’s employment agreement provides for the payment to him of any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of any of our employee benefit plans.

Mr. Fisher’s employment agreement provides for certain severance payments in the event that his employment ends upon termination by us without “cause” or his resignation for “good reason.” The agreement defines “good reason” as (1) our material breach of the terms of Mr. Fisher’s employment agreement or a direction from the Board that he act or refrain from acting in a manner unlawful or contrary to a material and written policy, (2) a material diminution in Mr. Fisher’s duties, functions and responsibilities without his consent or our preventing him from fulfilling or exercising his material duties, functions and responsibilities without his consent, (3) a material reduction in Mr. Fisher’s base salary or annual bonus opportunity or (4) a requirement that Mr. Fisher relocate more than 50 miles from the current location of his principal office without his consent, in each case provided that Mr. Fisher has given written notice to the Board within 30 days after he knows of the circumstances constituting “good reason,” the circumstances constituting “good reason” are not cured within 30 days of such notice and Mr. Fisher resigns within 30 days after the expiration of the cure period. In any such event, Mr. Fisher is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. If Mr. Fisher signs a general release of claims, then any outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if Mr. Fisher’s employment had not terminated. Mr. Fisher shall also be entitled to receive, subject to Mr. Fisher signing a general release of claims, an amount equal to three times his base salary in effect at the time of termination, an amount equal to three times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to three times the annual premium or cost paid by us for Mr. Fisher’s health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Fisher is the majority shareholder of IHM, a hotel management company that currently manages twenty three (23) of our wholly owned hotels and fifty-one (51) of the hotels owned by our Joint Venture with Cerberus Capital Management LP, and that we may engage to manage certain additional hotels we acquire in the future pursuant to management agreements with our taxable REIT subsidiaries, or TRS Lessees. In order to permit IHM to qualify as an “eligible independent contractor” as required by applicable tax law, Mr. Fisher’s employment agreement permits him to be the principal owner and serve as a director of entities engaged in the hotel management business, and to devote business time to those companies, so long as (1) such activities do not interfere with the performance of his duties to us and (2) he does not serve as an officer or employee of, or receive compensation for service as a director of, any such entity providing hotel management services to us or our affiliates.

Peter Willis and Dennis M. Craven. Our employment agreements with Mr. Willis and Mr. Craven, which we entered into in April and September 2010, had initial terms of three years and renewed, and will continue to renew, for one-year terms thereafter unless terminated by written notice delivered at least 30 days before the end of the then-current term. Mr. Willis and Mr. Craven each received 2013 annual base salaries of $315,000, subject to increase in the discretion of the Board or the Compensation Committee. The Compensation Committee approved increased 2014 annual base salaries to each of Mr. Willis and Mr. Craven of $335,000. The employment agreements entitle each of Mr. Willis and Mr. Craven to fringe benefits substantially similar to those afforded to Mr. Fisher, as described above.

Under their employment agreements, Mr. Willis and Mr. Craven are eligible to earn annual cash bonuses at the discretion of the Compensation Committee or to the extent that prescribed individual and corporate goals established by the Committee are achieved.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain payments in the event of termination by us for “cause,” resignation without “good reason,” death or disability or any reason other than a termination by us without “cause” or resignation with “good reason.” The definitions of “cause” and “good reason” in Mr. Willis’s and Mr. Craven’s employment agreements are the same as those in Mr. Fisher’s employment agreement, as described above. In any such event, Mr. Willis’s and Mr. Craven’s employment agreements provide for the payment of any earned but unpaid compensation up to the date of termination and any benefits due under the terms of any of our employee benefit plans.

Mr. Willis’s and Mr. Craven’s employment agreements provide for certain severance payments in the event of termination by us without “cause” or resignation for “good reason.” In any such event, Mr. Willis or Mr. Craven, as applicable, would be entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, any outstanding options, restricted shares and other equity awards held by Mr. Willis or Mr. Craven, as applicable, shall be vested and exercisable as of the date of termination and outstanding options shall remain exercisable thereafter until their stated expiration date as if employment had not terminated. Each of Mr. Willis and Mr. Craven, as applicable, shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to his base salary at the time of termination, an amount equal to the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Mr. Willis’s and Mr. Craven’s employment agreements provide for higher severance payments in the event of termination by us without “cause” no more than ninety days before a change in control or on or after a change in control or upon resignation for “good reason” on or after a change in control. The agreement defines “change in control” as (1) a person becoming the beneficial owner of 50% or more of our voting shares, (2) a transfer of 50% or more of our total assets, (3) our merger, consolidation or statutory share exchange, except where our shareholders immediately before the transaction own more than 50% of the outstanding voting securities of the surviving entity, (4) the date members of the Board at the time of completion of our IPO, which includes our initial independent trustees (or members of the Board whose nomination or election to the Board was approved by a majority of such members), cease to constitute a majority of the Board or (5) our complete liquidation or dissolution. In any such event, each of Mr. Willis and Mr. Craven is entitled to receive any earned but unpaid compensation up to the date of his termination and any benefits due to him under the terms of our employee benefit plans. In addition, subject to his signing a general release of claims, all outstanding options, restricted shares and other equity awards shall be vested and exercisable as of the date of termination and outstanding options held by Mr. Willis or Mr. Craven, as applicable, shall remain exercisable thereafter until their stated expiration date as if Mr. Willis’s or Mr. Craven’s employment, as applicable, had not terminated. Each of Mr. Willis and Mr. Craven shall also be entitled to receive, subject to his signing a general release of claims, an amount equal to two times his base salary at the time of termination, an amount equal to two times the highest annual bonus paid to him for the three fiscal years ended immediately before the date of termination, a pro-rated bonus for the then-current fiscal year based on his annual bonus for the fiscal year ended prior to his termination and an amount equal to two times the annual premium or cost paid by us for his health, dental, vision, disability and life insurance coverage in effect on his termination date.

Potential Payments upon Termination or Change of Control

The following table and accompanying footnotes reflect the estimated potential amounts payable to Messrs. Fisher, Willis and Craven under their employment agreements and the Company’s compensation and benefit plans and arrangements in the event the executive’s employment is terminated under various scenarios, including involuntary termination without cause, voluntary or involuntary termination with cause, voluntary resignation with good reason, involuntary or good reason termination in connection with a change in control and termination due to death and disability. The amounts shown below are estimates of the amounts that would be paid to Messrs. Fisher, Willis and Craven upon termination of their employment assuming that such termination was effective on December 31, 2013. Actual amounts payable will depend upon compensation levels at the time of termination, the amount of future equity awards and other factors, and will likely be greater than amounts shown in this table.

	Cash Severance Payment ($)	Payment in Lieu of Medical/Welfare Benefits (present value) ($)(5)	Acceleration and Continuation of Equity Awards ($)(6)	Excise Tax Gross-up ($)(7)	Total Termination Benefits ($)
Jeffrey H. Fisher(1),(2)
Involuntary Termination Without Cause(3)	$4,950,000	$35,000	$3,427,481	$0	$8,412,881
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	3,427,481	$0	$3,427,481
Involuntary or Good Reason Termination in Connection With Change In Control(4)	4,950,000	105,000	3,427,481	$0	$8,482,481
Death or Disability	0	0	3,427,481	0	3,427,481
Peter Willis(1),(2)
Involuntary Termination Without Cause(3)	$945,000	$20,000	$866,589	$0	$1,831,589
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	866,589	0	866,589
Involuntary or Good Reason Termination in Connection With Change In Control(4)	1,575,000	40,000	866,589	0	2,796,589
Death or Disability	0	0	866,589	0	866,589
Dennis M. Craven(1),(2)
Involuntary Termination Without Cause(3)	$945,000	$20,000	$934,770	$0	$1,899,770
Voluntary Termination or Involuntary Termination with Cause	0	0	0	0	0
Change in Control (No Termination)	0	0	934,770	0	934,770
Involuntary or Good Reason Termination in Connection With Change In Control(4)	1,575,000	40,000	934,770	0	2,864,770
Death or Disability	0	0	934,770	0	934,770

(1)

The amounts shown in the table do not include accrued salary, earned but unpaid bonuses, accrued but unused vacation pay or the distribution of benefits from any tax-qualified retirement or 401(k) plan. Those amounts are payable to Messrs. Fisher, Willis and Craven upon any termination of employment, including an involuntary termination with cause and a resignation without good reason.

(2)

A termination of employment due to death or disability entitles Messrs. Fisher, Willis and Craven to benefits under the Company’s life insurance and disability insurance plans. In addition, outstanding restricted share awards and LTIP awards immediately vest upon a termination of employment due to death or disability.

(3)

Mr. Fisher’s employment agreement provides for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The cash severance benefit, which is payable in a single payment, is equal to the sum of (a) three times Mr. Fisher’s annual base salary, (b) three times the highest annual bonus paid to Mr. Fisher for the three prior fiscal years and (c) one times the amount of the annual bonus paid to Mr. Fisher for the prior fiscal year, prorated based on the number of days of employment in the year of termination.

Mr. Fisher’s employment agreement also provides for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason (without distinction for terminations before or after a change in control). The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Mr. Fisher may elect to pay for continuation coverage mandated by law). The payment is equal to three times the annual premium or portion of the annual premium paid by the Company for (a) health, dental and vision insurance coverage for Mr. Fisher and his eligible dependents and (b) life insurance and disability insurance coverage for Mr. Fisher.

The employment agreements with Messrs. Willis and Craven provide for the payment of a cash severance benefit upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The cash severance benefit for each of Messrs. Willis and Craven is equal to the sum of (a) one times the executive’s annual base salary, (b) one times the highest annual bonus paid to the executive for the three prior fiscal years and (c) the amount of the annual bonus paid to the executive for the prior fiscal year, prorated based on the number of days of employment in the year of termination.

The employment agreements with Messrs. Willis and Craven also provide for the payment of a single sum cash payment upon an involuntary termination without cause or a resignation with good reason and not in connection with a change in control. The payment is in lieu of continued participation in the Company’s health and welfare benefit plans (although Messrs. Willis and Craven may elect to pay for continuation coverage mandated by law). The payment is equal to one times the annual premium or portion of the annual premium paid by the company for (a) health, dental and vision insurance coverage for Messrs. Willis and Craven and their eligible dependents and (b) life insurance and disability insurance coverage for Messrs. Willis and Craven.

(4)

The severance and other benefit payable to Mr. Fisher on account of an involuntary termination without cause or a resignation with good reason in connection with a change in control are the same as described in note (3) above.

The employment agreements with Messrs. Willis and Craven provide for the payment of benefits upon an involuntary termination without cause or a resignation with good reason in connection with a change of control. (A termination in either case is “in connection with a change in control” if it occurs on or after a change in control or, in the case of an involuntary termination without cause, during the ninety day period before a change in control.) In those events, the severance and other benefits payable to Messrs. Willis and Craven are the same as described in note (3) above, except that “two times” is substituted for “one times” each time it appears in note (3).

(5)	The amounts shown in this column are estimates of the annual premiums payable by the Company for health care, insurance and other benefits expected to be provided to Messrs. Fisher, Willis and Craven.

(6)

The amounts shown in this column represent the compensation to Messrs. Fisher, Willis and Craven due to accelerated vesting of LTIP awards and restricted share awards that were part of our 2010 compensation program and restricted time-based and performance-based share awards in 2012 and 2013, in each case based on the fair market value of our common shares as of December 31, 2013 ($20.45 per share). Outstanding LTIP awards and restricted share awards not previously vested are forfeited upon termination of employment unless employment ends on account of death, disability, an involuntary termination without cause or a resignation with good reason (in which case the restricted share awards and LTIP awards will accelerate and fully vest). Outstanding restricted share awards and LTIP awards also will accelerate and fully vest upon a change in control.

Amounts reflecting accelerated vesting of equity awards in the rows “Change In Control (No Termination)” and “Involuntary or Good Reason Termination in Connection With Change In Control” will be paid upon only one of the specified triggering events (not both) and will not be duplicated in the event that the executive incurs a qualifying termination following a change in control event that has previously resulted in acceleration.

(7)

The employment agreements with Messrs. Fisher, Willis and Craven do not provide an indemnification or gross-up payment for the parachute payment excise tax under Sections 280G and 4999 of the Code. The employment agreements instead provide that the severance and any other payments or benefits that are treated as parachute payments under the Code will be reduced to the maximum amount that can be paid without an excise tax liability. The parachute payments will not be reduced, however, if the executive will receive greater after-tax benefits by receiving the total or unreduced benefits (after taking into account any excise tax liability payable by the executive). The amounts shown in the table assume that Messrs. Fisher, Willis and Craven will receive the total or unreduced benefits.

Equity Compensation Plan Information

The following table provides information, as of December 31, 2013, relating to our Equity Incentive Plan pursuant to which grants of common share options, share awards, share appreciation rights, performance units and other equity-based awards options may be granted from time to time.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	—	—	2,400,018

Equity compensation plans not approved by security holders	—	—	—

Total			2,400,018

(1)

Our Equity Incentive Plan was approved by our company’s sole trustee and our company’s sole shareholder prior to completion of our IPO in April 2010 and amended and restated following shareholder approval at the Company’s Annual Meeting of Shareholders in May 2013.

Certain Relationships and Related Transactions

Concurrently with the completion of our IPO, in a separate private placement, we sold an aggregate of 500,000 common shares (representing approximately 5.5% of the common shares outstanding upon completion of the IPO, including common shares sold pursuant to the underwriters’ over-allotment option) to Mr. Fisher, our chairman, president and chief executive officer, at a price per share equal to the initial public offering price per share and without payment of any underwriting discount or commission by us. We used approximately $3.2 million of the net proceeds from the IPO to reimburse Mr. Fisher for out-of pocket expenses he incurred in connection with our formation and the IPO, including $2.5 million he funded as earnest money deposits for the acquisition of our initial six hotels. We also used $10,000 of the net proceeds from the IPO to repurchase the shares Mr. Fisher acquired in connection with our formation and initial capitalization, at his cost.

We entered into employment agreements with each of Messrs. Fisher, Willis and Craven that provide for payments and other benefits to Messrs. Fisher, Willis and Craven if their employment with us is terminated under certain circumstances. See “Compensation Discussion and Analysis — Employment Arrangements.”

We have also entered into indemnification agreements with our trustees and our executive officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

As of March 30, 2014, twenty three (23) of our wholly owned hotels and fifty-one (51) hotels owned by our Joint Venture with Cerberus Capital Management LP are managed by IHM, which is 90% owned by Mr. Fisher. The management agreements with IHM have an initial term of five years and may be renewed for two five-year periods at the option of IHM by written notice to us no later than 90 days prior to the termination date. The IHM management agreements provide for early termination upon sale of any IHM managed hotel for no termination fee, with six months advance notice. The IHM management agreements can also be terminated for cause. Additionally, if hotel operating performance does not meet specified levels we will be able to terminate any IHM management agreements at no cost. Management agreements with IHM provide for a base management fee of up to 3% of the hotel’s gross revenues, an accounting fee of between $1,200 and $1,500 per month per hotel, a revenue management fee of $1,000 per month, per hotel and, if certain financial thresholds are met or exceeded, an incentive management fee equal to 10% of the hotel’s net operating income less fixed costs, base management fees and a specified return threshold. The incentive management fee is capped at 1% of gross hotel revenues. For the year ended December 31, 2013, we paid IHM an aggregate of approximately $3.4 million in management, accounting and revenue management fees and another $63,000 in incentive management fees pursuant to these management agreements.

Because Mr. Fisher is our Chairman, President and Chief Executive Officer and controls IHM, conflicts of interest exist between Mr. Fisher and us regarding:

•	enforcement of the terms of any management agreements between us and IHM;

•	whether and on what terms these management agreements will be renewed upon the expiration;

•	whether and on what terms management contracts will be awarded to IHM; and

•	whether hotel properties will be sold.

Under the hotel management agreements, IHM generally is responsible for complying with our various franchise agreements, subject to us making sufficient funding available. Conflicts of interest exist between us and Mr. Fisher regarding IHM’s compliance with franchise agreements, which could result in:

•	the termination of those agreements and related substantial penalties; or

•	other actions or failures to act by IHM that could result in liability to us or our TRS lessees.

We have shared our corporate information technology infrastructure with IHM since January 1, 2011. We and IHM have agreed to a cost sharing arrangement under which we bear 5% of the total costs of operating and maintaining the IT function (including depreciation taken by us on the IT infrastructure).

IHM has obtained an employment practices liability insurance policy that covers our employees. We reimbursed IHM for our pro rata portion of the premium for this policy. In addition, IHM is required to maintain a health benefit plan in which our employees participate. Our reimbursement of IHM is based on the number of our employees participating in the plan and the coverage and benefit levels selected by those employees.

Conflicts may arise between us and IHM with respect to whether certain expenditures are classified as capital expenditures, which are capitalized by us and do not immediately affect earnings, or repairs and maintenance, which are expensed as incurred and therefore reduce the amount available to be earned by IHM as incentive management fees.

Other than the compensation arrangements described in this proxy statement, Mr. Fisher has not received any compensation or other consideration as promoter or otherwise in connection with the formation of our company.

From time to time in connection with certain acquisitions and dispositions or other transactions, we may engage a brokerage firm with which Mr. Fisher’s daughter is employed.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, the Company’s trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company’s equity securities, are required to report their ownership of common shares and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 2013 fiscal year. To our knowledge, all of our executive officers, directors, and greater than 10% shareholders have timely complied with all of the filing requirements applicable to them with respect to transactions during the 2013 fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three (3) trustees who are independent as determined by the Board of Trustees, in its business judgment, under the rules of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Trustees. The members of the Audit Committee are Glen Gilbert (Chair), Miles Berger and Joel F. Zemans. The Audit Committee appointed, and the Board of Trustees ratified the selection of the Company’s independent registered certified public accounting firm, PricewaterhouseCoopers LLP.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the financial statements and the effectiveness of internal controls over financial reporting in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, to monitor the Company’s compliance with legal requirements and to monitor the independence and performance of the Company’s auditors. The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a real estate investment trust (“REIT”) under Sections 856-860 of the Code.

The Audit Committee has met with management and PricewaterhouseCoopers LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and PricewaterhouseCoopers LLP, both together and separately. The Audit Committee reviewed and discussed with management and PricewaterhouseCoopers LLP the audited consolidated financial statements for the year ended December 31, 2013, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PricewaterhouseCoopers LLP the written disclosures and the letter required by PCAOB Rule 3524 and Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PricewaterhouseCoopers LLP the issue of its independence from the Company. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of services to the Company and its affiliates is compatible with PricewaterhouseCoopers LLP’s independence.

Based upon the Audit Committee’s discussion with management and PricewaterhouseCoopers LLP and the Audit Committee’s review of the audited consolidated financial statements, the representations of management and the written disclosures and the letter of PricewaterhouseCoopers LLP to the Audit Committee, the Audit Committee recommended that the Board of Trustees include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.

The Audit Committee charter provides that:

•

the Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditor, that the independent auditor reports directly to the Committee, and that the Committee retains and may terminate the services of the independent auditor;

•	the Committee must approve in advance all audit engagement fees and terms, and all audit and non-audit services to be provided by the independent auditor;

•

the Committee must establish procedures for the handling of complaints regarding accounting, internal controls, or auditing matters and for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters;

•	the Committee must establish policies and procedures for the engagement of the outside auditor to perform non-audit services, including pre-approval of all non-audit services;

•	the Committee will review and discuss the adequacy and effectiveness of “disclosure controls and procedures” in addition to other internal controls already reviewed by the Committee; and

•	the Committee has the authority and funding to engage accountants, lawyers and other advisers and experts as it deems necessary.

The Committee’s responsibilities include obtaining and reviewing, at least annually, a report by the outside auditor describing the outside auditor’s internal quality-control procedures, any issues raised by the most recent internal quality-control review, or peer review, of the outside auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to independent audits carried out by the outside auditor, and any steps taken to deal with any such issues; and the Committee’s responsibilities include establishing clear hiring policies for employees or former employees of the Company’s outside auditor. A copy of the Audit Committee charter is posted on the Company’s website at www.chathamlodgingtrust.com. The above summary of the Audit Committee charter is qualified by reference to the complete charter, which should be read in its entirety.

The Audit Committee recommended, and the Board approved, a procedure for the confidential submission, receipt, retention and treatment of concerns and complaints regarding the Company’s accounting or auditing practices. The Company has contracted with an independent company to establish and maintain, and has widely disseminated the existence and availability of, a seven-day-a-week, twenty-four-hour-a-day toll-free telephone number and website for complaints and concerns regarding accounting or auditing practices. The Company’s General Counsel will promptly conduct an initial screening of any such complaint or concern to assess its legitimacy and significance and determine whether to (i) report the complaint or concern to the Chairman of the Audit Committee, (ii) investigate further, or (iii) close the file. Further investigation would involve consulting appropriate senior management not implicated in the complaint or concern and may involve consulting the Company’s outside counsel and independent auditors. Information on the complaint or concern will be maintained in a confidential file for at least seven years. The Company shall take all appropriate steps to prevent retaliation against any individual because that person submitted a complaint or concern. The General Counsel shall provide to the Audit Committee a quarterly report of all complaints and concerns received and their status. Where a complaint or concern (i) relates to accounting, internal accounting controls or auditing matters or (ii) alleges or otherwise suggests the existence of (a) material inaccuracies in financial reporting, (b) fraud or other intentional misconduct with respect to accounting, auditing or internal control over financial reporting, or (c) material non-compliance with applicable law, the General Counsel shall promptly report the complaint or concern directly to the Chairman of the Audit Committee. Other complaints and concerns will generally be reported to the Audit Committee at the next regularly scheduled Audit Committee meeting. The Audit Committee will from time to time report to the Board the status of pending investigations and a summary of complaints and concerns during the reporting period.

The foregoing has been furnished by the members of the Audit Committee for the year ended December 31, 2013.

AUDIT COMMITTEE

Glen Gilbert (Chair)
Miles Berger
Joel F. Zemans

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any of the Company‘s filings with the SEC, except as specified by the Company in any such filing.

Code of Business Conduct

If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the CEO, chief financial officer, or controller, we will disclose (on our website or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.

PROPOSAL 2:

INDEPENDENT PUBLIC ACCOUNTANTS

Retention of Auditor. PricewaterhouseCoopers LLP has served as independent registered certified public accounting firm for the Company and its subsidiaries for the year ended December 31, 2013. The Audit Committee has selected PricewaterhouseCoopers LLP as independent auditor for the year ending December 31, 2014, until and unless changed by action of the Audit Committee of the Board of Trustees. Although shareholder approval of the appointment is not required, the Company is asking the shareholders to ratify the appointment. If the shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee based on all relevant facts and circumstances at the time. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement to shareholders if he desires to do so and will be available to respond to appropriate questions.

Audit Fees. The following chart sets forth the amounts billed to the Company by PricewaterhouseCoopers LLP with respect to services provided in 2013 and 2012:

	Amount
Type	2013	2012
Audit Fees	$892,000	$624,300
Audit-Related Fees	$345,000	$0
Tax Fees	$164,900	$157,797
All Other Fees	$1,800	$1,800

	$1,453,700	$783,897

The Audit Fees for 2013 were for professional services rendered in conjunction with audits related to certain acquisitions completed during 2013 and for professional services rendered in connection with three share offerings. The Tax Fees for 2013 were for the preparation of tax returns. The All Other Fees for 2013 relates to a software license fee. The Audit Committee’s current policy on approval of non-audit services by the independent auditor is to approve at the beginning of each year the scope and fees for any non-audit services for the year that have been identified, and to approve in advance the scope and fees for any additional non-audit services as the need for such services arise. According to PricewaterhouseCoopers LLP, only full-time permanent employees of PricewaterhouseCoopers LLP worked on the Company’s audit in 2013.

THE BOARD OF TRUSTEES RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of PricewaterhouseCoopers LLP.

The Board of Trustees unanimously recommends that you vote FOR Proposal 2.

PROPOSAL 3:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2014 Annual Meeting:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent Trustees, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis” our compensation programs are designed to motivate our executives to create and sustain a successful company. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted shares) and long-term incentives (including equity awards that vest over up to five years)

reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Trustees unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

OTHER MATTERS

Neither the Board of Trustees nor management intends to bring before the Annual Meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the Annual Meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

The Company paid for this proxy solicitation. We hired Wells Fargo Shareholder Services to assist in the distribution of proxy materials and solicitation of votes. We also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders. Proxies will be solicited by mail, telephone, or other means of communication. Our trustees, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation for such activities may also solicit proxies.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

In order for a shareholder proposal to be included in the proxy statement for the 2014 Annual Meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than the date which is 120 days prior to the one-year anniversary of the date of this Proxy Statement or December 21, 2014. Proposals may be mailed to the Company, to the attention of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. A shareholder who intends to present a proposal at the Company’s Annual Meeting in 2015, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least December 21, 2014, and such proposal must be a proper matter for shareholder action under Maryland corporate law, or management of the Company will have discretionary voting authority at the 2015 Annual Meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

The fiscal 2014 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480, (561) 227-1351. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION

A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern time, at the office of the Secretary, Chatham Lodging Trust, 50 Cocoanut Row, Suite 211, Palm Beach, Florida 33480. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.

The Company is organized under Maryland law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been property recorded.

As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Wells Fargo Bank, N.A., Shareholder Services, PO Box 64945, St. Paul, MN 55164-0945, 800-468-9716.

By order of the Board of Trustees,

Jeffrey H. Fisher

Chief Executive Officer

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET – www.proxypush.com/cldt

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you access the web site and follow the instructions.

VOTE BY PHONE – 1-866-883-3382

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 21, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Trustees recommends that you vote FOR the following:

1. Election of	01 Miles Berger	03 Glen R. Gilbert	☐	Vote FOR	☐	Vote WITHHELD
Trustees	02 Jack P. DeBoer			all nominees		from all nominees
(except as marked)
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Trustees recommends you vote FOR the following:

2. Ratification of selection of independent auditors.				☐ For	☐ Against	☐ Abstain

The Board of Trustees recommends you vote FOR the following:

3. Approval, on an advisory basis, of executive compensation.				☐ For	☐ Against	☐ Abstain

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CHATHAM LODGING TRUST

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 22, 2014

9:00 AM

The Brazilian Court Hotel

301 Australian Avenue

Palm Beach, FL 33480

CHATHAM LODGING TRUST 50 Cocoanut Row, Suite 211 Palm Beach, FL 33480	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2014.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Dennis Craven and Eric Kentoff, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.